PRICING SUPPLEMENT NO. 9                                          Rule 424(b)(5)
DATED:  May 11, 2005                                         File No. 333-121744
(To Prospectus dated February 2, 2005,
and Prospectus Supplement dated February 2, 2005)


                                 $12,410,781,162
                         THE BEAR STEARNS COMPANIES INC.
                           Medium-Term Notes, Series B


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Principal Amount: $6,000,000     Floating Rate Notes [x]  Book Entry Notes [x]
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Original Issue Date: 5/26/2005   Fixed Rate Notes [ ]     Certificated Notes [ ]
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Maturity Date: 5/26/2020         CUSIP No.: 073928L27
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Option to Extend Maturity:       No    [x]
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                                 Yes   [ ]        Final Maturity Date:
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Minimum Denominations:  $100,000 increased in multiples of $10,000
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                                             Optional              Optional
Redeemable On     Redemption Price(s)    Repayment Date(s)    Repayment Price(s)
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      *                   *                    N/A                   N/A
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Applicable Only to Fixed Rate Notes:
-----------------------------------

Interest Rate:

Interest Payment Dates:


Applicable Only to Floating Rate Notes:
--------------------------------------
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Interest Rate Basis:                          Maximum Interest Rate:  N/A
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[ ]  Commercial Paper Rate                    Minimum Interest Rate:  0.00%
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[ ]  Federal Funds Effective Rate
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[ ]  Federal Funds Open Rate                  Interest Reset Date(s): **
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[ ]  Treasury Rate                            Interest Reset Period: Quarterly
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[ ]  LIBOR Reuters                            Interest Payment Date(s): ***
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[ ]  LIBOR Telerate                           Interest Payment Period: Quarterly
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[ ]  Prime Rate
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[ ]  CMT Rate
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[x]  Other:  See "Interest Rate" below
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Index Maturity:  N/A         Interest Determination Date(s):  Fifth Business Day
                             prior to but not including the applicable Interest Reset Date

                             Day Count Basis:  360-day year of twelve
                                               30-day months

* Commencing August 26, 2005 and on each Interest Payment Date thereafter until Maturity, the Notes may be called in whole at par at the option of the Company on five New York Business Days' notice.

**    Commencing August 26, 2005 and on each November 26th, February 26th,
May 26th and August 26th thereafter prior to Maturity. If any Interest Reset Date is not a Business Day, then the Interest Reset Date will be postponed to the next Business Day. If the next Business Day is in the next succeeding calendar month, the Interest Reset Date will be the preceding Business Day (any such adjustment being referred to as the "Modified Business Day Convention").

***   Commencing August 26, 2005 and on each November 26th, February 26th,
May 26th and August 26th thereafter, including the Maturity Date.

If any Interest Payment Date, Maturity Date or redemption date is not a Business Day, the related payment of principal, premium, if any, or interest will be postponed to the next Business Day and no additional interest shall accrue for the period from and after that Interest Payment Date, Maturity Date or redemption date, as the case may be, to the next Business Day. If the next Business Day is in the next calendar month, principal, premium, if any, or interest will be paid on the preceding Business Day.

Business Day:             Any day that is both a London Banking Day and a New
                          York Business Day.

London Banking Day:       A day other than a Saturday or Sunday on which
                          dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

New York Business Day:    Any day that is not a Saturday or Sunday, and that, in
                          New York City, is not a legal holiday nor a day on which banking institutions or trust companies in New
                          York City are authorized or obligated by law to close.

Interest Rate:            USD Callable CMS Spread
                          Principal Protected Range Accrual Note.

                          The Calculation Agent will determine the Interest Rate for each Interest Payment Period in accordance with the following:

                          For each Interest Payment Period from the Original Issue Date through May 25, 2010, the Interest Rate shall equal:

                                                      n
                                            (7.00% x ---)
                                                      N

                          For each Interest Payment Period from May 26, 2010 through May 25, 2015, the Interest Rate shall equal:

                                                      n
                                            (8.00% x ---)
                                                      N

                          For each Interest Payment Period from May 26, 2015 until the Maturity Date, the Interest Rate shall equal:

                                                       n
                                            (12.00% x ---)
                                                       N

                          Where n equals the number of days in the respective Interest Payment Period in which the Accrual Provision is satisfied, and N equals the actual number of days in the respective Interest Payment Period. See "Accrual Provision" below.

Accrual Provision:        Interest will accrue (at the rate per annum under
                          Interest Rate above for each Interest Payment Period) on each day on which the 30-Year CMS Rate minus the 2-Year CMS Rate for the relevant Accrual
                          Determination Date is equal to or greater than 0%
                          (such calculation referred to as the "Accrual
                          Provision"). If, however, the 30-Year CMS Rate minus the 2-Year CMS Rate for any Accrual Determination
                          Date is less than 0%, then no interest will accrue for any day relating to such Accrual Determination
                          Date. No determination as to satisfaction of the Accrual Provision will be made with respect to the Exclusion Period (as defined below). The determination with respect to each day of an Exclusion Period will be deemed to have been made on the last New York Business Day prior to such Exclusion Period. See "Risk Factors" below.

Accrual Determination     A determination as to whether the Accrual Provision
Date:                     has been satisfied will be made on each Accrual
                          Determination Date. Each New York Business Day during an Interest Payment Period will be an Accrual
                          Determination Date, provided that such New York
                          Business Day is not within the Exclusion Period. For each day during an Interest Payment Period that is not a New York Business Day and not within the Exclusion Period, the Accrual Determination Date will be the preceding New York Business Day. The
                          Exclusion Period means the period beginning on the fifth New York Business Day prior to but not including the last day of the current Interest
                          Payment Period.

30-Year CMS Rate:         The rate in effect for each Interest Payment Period
                          will be the rate that appears on Reuters page ISDA
                          FIX1 under the heading "30YR" at 11:00 a.m., New York
                          City time on the Interest Determination Date for that Interest Payment Period. If such rate does not appear on Reuters page ISDA FIX1 on such date, the rate for such date shall be determined as if the parties had specified "USD-CMS-Reference Banks" as the applicable rate.

2-Year CMS Rate:          The rate in effect for each Interest Payment Period
                          will be the rate that appears on Reuters page ISDA
                          FIX1 under the heading "2YR" at 11:00 a.m., New York
                          City time on the Interest Determination Date for that Interest Payment Period. If such rate does not appear on Reuters page ISDA FIX1 on such date, the rate for such date shall be determined as if the parties had specified "USD-CMS-Reference Banks" as the applicable rate.

USD-CMS-Reference Banks:  The rate determined on the basis of the mid-market semi-annual swap rate quotations provided by the Reference Banks at approximately 11:00 a.m., New York City time on any Interest Determination Date; and for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the Designated Maturity commencing on that date and in a Representative Amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. The rate for that Interest Determination Date will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).

Reference Banks:          The five leading swap dealers in the New York City
                          interbank market selected by the Calculation Agent for the purposes of providing quotations as provided above.

Designated Maturity:      Either 30 years or 2 years, as the case may be.

Representative Amount:    The amount that is representative for a single
                          transaction in the relevant market at the relevant time.

Calculation Agent:        Bear, Stearns & Co. Inc.

                                  RISK FACTORS

      The Notes are subject to special considerations. An investment in the Notes entails risks that are not associated with an investment in conventional floating-rate or fixed-rate debt securities. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their financial and legal advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus. See "Risk Factors" generally in the Prospectus Supplement.

      Interest Rate Risk. Investors should consider the risk that the 30-Year CMS Rate minus the 2-Year CMS Rate, determined on a daily basis, may be less than 0% on one or more New York Business Days during the applicable Interest Payment Period, in which case the Notes will not accrue interest for any day relating to an Accrual Determination Date on which the Accrual Provision is not satisfied during the Interest Payment Period. During the period from April 28, 2000 through June 8, 2000, the difference of the 30-Year CMS Rate minus the 2-Year CMS Rate was, at times, less than zero (as determined by reference to the last trade data reported by Bloomberg L.P.).

      Although the Interest Rate on the Notes is determined by reference to the difference between the 30-Year CMS Rate and the 2-Year CMS Rate, the Notes do not actually pay that difference. The maximum Interest Rate for any Interest Payment Period will be equal to the interest rate factor for that Interest Payment Period (7%, 8% or 12%, as applicable). In addition, no determination as to satisfaction of the Accrual Provision will be made with respect to the Exclusion Period. The determination with respect to each day of an Exclusion Period will be deemed to have been made on the last New York Business Day prior to such Exclusion Period, regardless of what the actual differences are between the 30-Year CMS Rate and the 2-Year CMS Rate for each of the days in that Exclusion Period or whether the Accrual Provision would have otherwise been satisfied if actually tested in that period. As a result, the Interest Rate determination for any Interest Payment Period may not directly correlate to the actual spread between the 30-Year CMS Rate and the 2-Year CMS Rate on each of the New York Business Days in that Interest Payment Period.

      The following table, showing the historical performance of the 30-Year CMS Rate, 2-Year CMS Rate, 30-Year CMS Rate minus the 2-Year CMS Rate and the actual number of days during the respective Interest Payment Periods corresponding to each Interest Payment Date in which the Accrual Provision is not satisfied (i.e., the difference between the 30-Year CMS Rate and the 2-Year CMS Rate is less than 0%), should not be taken as an indication of the future performance of this calculation during the term of the Notes. It is impossible to predict whether the difference between the 30-Year CMS Rate and the 2-Year CMS Rate will fall or rise. This calculation depends on and is influenced by a number of complex and interrelated factors, including political, economic, financial and other factors over which the Company has no control.

                                                             Actual # of
                                                                 Days
                                                             When 30-Year
                                                              CMS minus
 Interest Payment   30-Year CMS  2-Year CMS   Difference     2-Year CMS is
       Date           Rate (%)    Rate (%)    30Y-2Y (%)*        < 0*
---------------------------------------------------------------------------
  August 26, 1994      8.0300      6.3650       1.6650           --
November 26, 1994      8.4300      7.4700       0.9600            0
February 26, 1995      7.9900      7.0950       0.8950            0
     May 26, 1995      7.1500      6.1150       1.0350            0
  August 26, 1995      7.0700      6.0150       1.0550            0
November 26, 1995      6.6200      5.6250       0.9950            0
February 26, 1996      6.7800      5.3150       1.4650            0
     May 26, 1996      7.2500      6.2300       1.0200            0
  August 26, 1996      7.3700      6.3450       1.0250            0
November 26, 1996      6.7800      5.8050       0.9750            0
February 26, 1997      7.1400      6.2250       0.9150            0
     May 26, 1997      7.3400      6.4850       0.8550            0
  August 26, 1997      6.9900      6.2450       0.7450            0
November 26, 1997      6.4300      6.0850       0.3450            0
February 26, 1998      6.3200      5.8750       0.4450            0
     May 26, 1998      6.2300      5.9300       0.3000            0
  August 26, 1998      6.2000      5.6150       0.5850            0
November 26, 1998      5.8300      5.2000       0.6300            0
February 26, 1999      6.2200      5.6400       0.5800            0
     May 26, 1999      6.4850      5.8000       0.6850            0
  August 26, 1999      6.9600      6.1800       0.7800            0
November 26, 1999      7.1200      6.5100       0.6100            0
February 26, 2000      7.3990      6.9700       0.4290            0
     May 26, 2000      7.6630      7.5165       0.1465            2
  August 26, 2000      6.9750      6.9400       0.0350            2
November 26, 2000      6.8380      6.5490       0.2890            0
February 26, 2001      6.2990      5.1120       1.1870            0
     May 26, 2001      6.5930      4.8600       1.7330            0
  August 26, 2001      6.1340      4.2760       1.8580            0
November 26, 2001      6.0600      3.6550       2.4050            0
February 26, 2002      6.0700      3.3700       2.7000            0
     May 26, 2002      6.1700      3.6600       2.5100            0
  August 26, 2002      5.4205      2.5200       2.9005            0
November 26, 2002      5.3575      2.3250       3.0325            0
February 26, 2003      5.0560      1.8150       3.2410            0
     May 26, 2003      4.5700      1.5350       3.0350            0
  August 26, 2003      5.6860      2.2350       3.4510            0
November 26, 2003      5.3800      2.2650       3.1150            0
February 26, 2004      5.2325      1.9950       3.2375            0
     May 26, 2004      5.7510      2.8840       2.8670            0
  August 26, 2004      5.3595      2.8150       2.5445            0
November 26, 2004      5.2490      3.3920       1.8570            0
February 26, 2005      5.0590      3.8800       1.1790            0

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*   Calculated based upon consideration of the 30-Year CMS Rate minus the
    2-Year CMS Rate determined from the last trade data as reported by Bloomberg L.P.

      The historical experience of the 30-Year CMS Rate minus the 2-Year CMS Rate should not be taken as an indication of the future performance of the 30-Year CMS Rate minus the 2-Year CMS Rate during the term of the Notes. Fluctuations in the level of the 30-Year CMS Rate and the 2-Year CMS Rate make the Notes' effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

      Call Risk. Investors should consider that it is more likely that we will redeem the Notes prior to the Maturity Date if the Interest Rate results in an interest payment greater than instruments of comparable maturity and credit rating trading in the market.

      Liquidity Risk. The Notes will not be listed on any securities exchange and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to Maturity. You should be aware that we cannot ensure that a secondary market in the Notes will develop and, if such market were to develop, it may not be liquid. If you sell your Notes prior to Maturity, you may receive less than the amount you originally invested. The Calculation Agent has advised us that it intends under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future, nor can we predict the price at which those bids will be made. The secondary market for, and the market value of, the Notes will be affected by a number of factors independent of our creditworthiness, including the level and direction of interest rates, the Accrual Provisions applicable to the Notes, the anticipated level and potential volatility of the 30-Year CMS Rate and the 2-Year CMS Rate, the method of calculating the 30-Year CMS Rate and the 2-Year CMS Rate, the time remaining to Maturity of the Notes, our right to redeem the Notes, the aggregate principal amount of the Notes, the availability of comparable instruments and the cost to us of unwinding any related hedging activity or any funding arrangement.

                              ILLUSTRATIVE EXAMPLES

      The following are illustrative examples demonstrating the hypothetical Accrual Provision and Interest Rate during an Interest Payment Period based on the following assumptions:

      o The hypothetical Interest Payment Period shall be May 26, 2006 through August 25, 2006, representing 92 actual days (i.e., N = 92).

      o Each example below will specify the number of days in the Interest Payment Period in which the Accrual Provision is satisfied (i.e., the value of n).

Example 1.

      For each day during the Interest Payment Period, the 30-Year CMS Rate minus the 2-Year CMS Rate is always greater than or equal to 0%. Therefore, the Accrual Provision is satisfied for each of the 92 days in the Interest Payment Period. The Interest Rate for this Interest Payment Period is 7.00%, calculated as follows:

                                               n
                                   = (7.00% x ---)
                                               N

                                              92
                                   = (7.00% x --)
                                              92

                                     = 7.00%

Example 2.

      There were 82 days during the Interest Payment Period in which the 30-Year CMS Rate minus the 2-Year CMS Rate was greater than or equal to 0%. The Accrual Provision is satisfied for 82 days in the Interest Payment Period and the Interest Rate for this Interest Payment Period is 6.24%, calculated as follows:

                                               n
                                   = (7.00% x ---)
                                               N

                                              82
                                   = (7.00% x --)
                                              92

                                     = 6.24%

Example 3.

      There were no days during the Interest Payment Period in which the 30-Year CMS Rate minus the 2-Year CMS Rate was greater than or equal to 0%. The Accrual Provision is not satisfied for any day in the Interest Payment Period and the Interest Rate for this Interest Payment Period is 0.00%, calculated as follows:

                                               n
                                   = (7.00% x ---)
                                               N

                                              0
                                   = (7.00% x --)
                                              92

                                     = 0.00%

                    CERTAIN US FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion summarizes certain US federal income tax consequences of the purchase, beneficial ownership and disposition of Notes. This summary deals only with a beneficial owner of a Note that is:

      o an individual who is a citizen or resident of the United States for US federal income tax purposes;

      o a corporation (or other entity that is treated as a corporation for US federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

      o an estate whose income is subject to US federal income taxation regardless of its source; or

      o a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions (each, a "US Holder").

      If a partnership (or other entity that is treated as a partnership for US federal tax purposes) is a beneficial owner of Notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of Notes that is a partnership, and partners in such a partnership, should consult their tax advisors about the US federal income tax consequences of holding and disposing of the Notes.

      An individual may, subject to certain exceptions, be deemed to be a resident of the United States for US federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

      This discussion is based on interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only US Holders that purchase Notes at initial issuance and beneficially own such Notes as capital assets and not as part of a "straddle," "hedge," "synthetic security" or a "conversion transaction" for federal income tax purposes, or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as S corporations, banks, thrifts, other financial institutions, insurance companies, mutual funds, small business investment companies, tax-exempt organizations, retirement plans, real estate investment trusts, regulated investment companies, securities dealers or brokers, traders in securities electing mark to market treatment, investors whose functional currency is not the US dollar, persons subject to the alternative minimum tax, and former citizens or residents of the United States), and this summary does not discuss the tax consequences under the laws of any foreign, state or local taxing jurisdictions. Accordingly, prospective investors are urged to consult their tax advisors with respect to the federal, state and local tax consequences of investing in the Notes, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

      PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Federal Income Tax Treatment of US Holders

      General

      There are no statutory provisions, regulations, published rulings, judicial decisions or other authorities addressing the federal income tax treatment of debt instruments with terms that are substantially similar to the Notes, and therefore the federal income tax treatment of the Notes is subject to some uncertainty. As discussed below, we intend to take the position that May 25, 2010 is the maturity date of the Notes for federal income tax purposes. However, this position is not free from doubt.

      Treatment of the Notes

      Under the Treasury regulations governing original issue discount on debt instruments (the "OID Regulations"), for purposes of determining the yield and maturity of a debt instrument, an issuer is generally deemed to exercise an option or combination of options if the exercise would minimize the yield on the debt instrument. Because the interest payable after May 25, 2010 is greater than the interest payable from the Original Issue Date to May 25, 2010, computed as if the Original Issue Date was the last day of a monthly interest payment period, for purposes of OID Regulations we intend to take the position that the Company should be deemed to elect on May 25, 2010, to call the Notes and therefore that May 25, 2010 is the maturity date of the Notes for federal income tax purposes.

      The remainder of this summary assumes that May 25, 2010 is the maturity date of the Notes.

      Interest

      A US Holder will be required to include in gross income payments of stated interest on the Notes when accrued or received, in accordance with its usual method of tax accounting, as ordinary interest income.

      Sale, Exchange, Redemption, Repayment or Other Disposition of the Notes

      In addition, upon a sale, exchange, redemption, repayment or other disposition of a Note, a US Holder would generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, repayment or other disposition (less any accrued and unpaid interest, which will be taxable as such) and the US Holder's tax basis in the

Note, which would generally equal the US Holder's cost of the Note reduced by payments of principal on the Note. Such gain or loss will be long-term capital gain or loss if the US Holder held the Note for more than one year at the time of disposition. US Holders that are individuals are entitled to preferential treatment for net long-term capital gains; however, the ability of US Holders to offset capital losses against ordinary income is limited.

      Possible Alternative Tax Treatments of an Investment in the Notes.

      Because there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the treatment for federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other treatments are possible. For example, it is possible that the IRS could assert that the Notes are subject to special rules governing "contingent payment debt instruments." If the IRS were successful in this assertion, US Holders may be required to accrue original issue discount income, subject to adjustments, at a "comparable yield" on the issue price of the Notes and any gain recognized with respect to the Notes generally would be treated as ordinary income. The federal income tax treatment of contingent payment debt instruments is summarized in the Prospectus Supplement dated November 17, 2003 under the caption "Certain US Federal Income Tax Considerations - Contingent Payment Debt Instruments." Each US Holder is urged to consult its tax advisors regarding its tax treatment of the Notes.

Information Reporting and Backup Withholding

      Information reporting will apply to certain payments on a Note (including interest and OID) and proceeds of the sale of a Note held by a US Holder that is not an exempt recipient (such as a corporation). Backup withholding may apply to payments made to a US Holder if (a) the US Holder has failed to provide its correct taxpayer identification number on IRS Form W-9, (b) we have been notified by the IRS of an underreporting by the US Holder (underreporting generally refers to a determination by the IRS that a payee has failed to include in income on its tax return any reportable dividend and interest payments required to be shown on a tax return for a taxable year) or (c) we have been notified by the IRS that the tax identification number provided to the IRS on an information return does not match IRS records or that the number was not on the information return.

      THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN OF THE TAX IMPLICATIONS OF AN INVESTMENT IN NOTES. PROSPECTIVE PURCHASERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS PRIOR TO INVESTING TO DETERMINE THE TAX IMPLICATIONS OF SUCH INVESTMENT IN LIGHT OF EACH SUCH INVESTOR'S PARTICULAR CIRCUMSTANCES.

      The distribution of the Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.